EXHIBIT 99.1

PRESS RELEASE

Contact:	Mark E. Hood Senior Vice President, Chief Financial Officer

Phone:	(314) 633-7255

Panera Bread Reports Third Quarter 2004 Earnings Per Share of $0.28

HIGHLIGHTS

- Third Quarter 2004 revenues up 32%
- Third Quarter 2004 earnings per diluted share up 22%
- 34 bakery-cafes opened in the quarter, bringing year-to date openings to 102
- System-wide bakery-cafes reach 701 units as of October 2, 2004
- 2004 EPS target range narrowed to $1.24-1.26, an increase of 23% to 25%
- 2005 EPS target range established at $1.50-1.55, an increase of 19% to 25%
- J. D. Power and Associates names Panera #1 in customer satisfaction in N.E. and Midwest

St. Louis, MO, October 28, 2004 – Panera Bread Company (Nasdaq:PNRA) today reported that earnings per diluted share increased 22% to $0.28 for the 12 weeks ended October 2, 2004 compared to $0.23 per diluted share for the 12 weeks ended October 4, 2003. Net income for the 12 weeks ended October 2, 2004 increased 22% to $8,536,000 compared to $7,017,000 for the same period in the prior year.

For the 40 weeks ended October 2, 2004, earnings per diluted share increased 19% to $0.80 compared to $0.67 for the 40 weeks ended October 4, 2003. Net income for the 40 weeks ended October 2, 2004 increased 21% to $24,448,000 compared to $20,252,000 for the 40 weeks ended October 4, 2003. Prior year results are stated before the cumulative effect of a change in accounting principle relating to the adoption of SFAS 143, “Accounting for Asset Retirement Obligations.” In the 16 weeks ended April 19, 2003, the Company recorded an after tax charge of $0.2 million, or $0.01 per diluted share to record the cumulative effect of this accounting change.

Company and franchisee revenues for the 12 and 40 weeks ended October 2, 2004, compared to the 12 and 40 weeks ended October 4, 2003, were as follows:

	12 Weeks Ended	12 Weeks Ended	Percentage
	October 2, 2004	October 4, 2003	Increase
Company revenues	$113,772,000	$85,913,000	32%
Franchisee revenues	$206,334,000	$171,075,000	21%

	40 Weeks Ended	40 Weeks Ended	Percentage
	October 2, 2004	October 4, 2003	Increase
Company revenues	$348,993,000	$267,035,000	31%
Franchisee revenues	$649,108,000	$526,338,000	23%

Comparable bakery-cafe sales increases for the 4, 12, and 40 weeks ended October 2, 2004 were as follows (comparable bakery-cafes include those bakery-cafes that have been open for at least 18 months):

	4 Weeks Ended	12 Weeks Ended	40 Weeks Ended
	October 2, 2004	October 2, 2004	October 2, 2004
Company	1.3%	2.2%	2.3%
Franchisee	0.4%	1.2%	1.5%
System-wide	0.7%	1.5%	1.7%

Ron Shaich, chairman and chief executive officer commented: “We want to note that our third quarter comparable sales increase of 1.5% was achieved in a difficult sales environment that included multiple hurricanes affecting our bakery-cafes located in Florida and other southeastern states. We estimate comparable sales growth without the hurricanes would have been approximately 2.2%.”

System-wide average weekly sales for the 12 weeks ended October 2, 2004, were $35,664, a decrease of 0.5% from average weekly sales of $35,826 for the same period in the prior year. Average weekly sales were also negatively impacted by lost sales resulting from the aforementioned hurricanes. A summary of bakery-cafe average weekly sales and operating weeks is as follows:

	12 Weeks Ended	12 Weeks Ended	Percentage
	October 2, 2004	October 4, 2003	Increase/(Decrease)
Average weekly bakery-cafe sales	$35,664	$35,826	(0.5%)
Operating weeks	8,211	6,528	25.8%

System-wide average weekly sales for the 40 weeks ended October 2, 2004, were $35,301 per week, an increase of 0.4% over average weekly sales of $35,172 for the same period in the prior year. A summary of bakery-cafe average weekly sales and operating weeks is as follows:

	40 Weeks Ended	40 Weeks Ended	Percentage
	October 2, 2004	October 4, 2003	Increase
Average weekly bakery-cafe sales	$35,301	$35,172	0.4%
Operating weeks	25,839	20,509	26.0%

As of October 2, 2004, there were 701 Panera Bread bakery-cafes open. During the 12 weeks ended October 2, 2004, 34 new bakery-cafes were opened and 2 were closed in conjunction with relocations. The breakdown of bakery-cafes by company-owned and franchised is as follows:

	Company-owned	Franchised	Total System
Bakery-cafes as of July 10, 2004	197	472	669
Bakery-cafes opened	15	19	34
Bakery-cafes closed	—	2	2
Bakery-cafes acquired (sold)	—	—	—

Bakery-cafes as of October 2, 2004	212	489	701

Ron Shaich commented: “We are satisfied to report third quarter earnings results at the mid-point of our targeted range despite the unexpected challenges faced in the quarter. Severe weather in the Southeast resulted not only in lost sales, but also in increased costs in our Fresh Dough Facilities related to maintaining uninterrupted manufacturing and delivery of dough during the hurricanes. Higher than planned fuel costs and an increase in workers compensation costs created additional pressure on quarterly results.”

Business Outlook

2004 and Fourth Quarter

The company is now targeting 2004 earnings per diluted share of $1.24-1.26 per share, an increase of 23% to 25% from 2003. This implies fourth quarter earnings per diluted share in the range of $0.42 to $0.44, an increase of 24% to 29% from fourth quarter 2003. It is important to note that fourth quarter and full year earnings per diluted share are computed using different weighted average shares.

Assumptions underlying these targets include development of 16 new company and 27 new franchise bakery-cafes in the fourth quarter, resulting in full-year development of 145 bakery-cafes (55 company-owned and 90 franchised units). In addition, it assumes average unit volumes of 2004 openings of at least $1.85 million, and fourth quarter system-wide comparable bakery-cafe sales increases of 3-4%. Finally, this target assumes higher than planned fuel costs and workers compensation costs.

Ron Shaich continued, “We normally do not provide interim sales updates, but as the comp-sales trend line has changed significantly, we want to inform investors that during the first three weeks of the fourth quarter, system-wide comparable sales have increased by 5.3%. However, we should caution against reading too much into these results, as these comps are being measured against the weakest period in the year-ago quarter.”

2005

Neal Yanofsky, executive vice president and chief administrative officer, commented: “We are today establishing a preliminary earnings per diluted share target for 2005 of $1.50-$1.55. This represents an increase of 19% to 25% over the targeted 2004 results. Key assumptions underlying the target range are new bakery-cafe development of 150-160 (70 company-owned and 80 to 90 franchised), annualized average unit volumes of new bakery-cafes of $1.85-$1.95 million and system-wide comparable bakery cafe sales increase of 2-4%.”

The company also indicated it will be implementing a new fiscal calendar in 2005 and 2006. In 2005 the company will change its fiscal week to end on Tuesday rather than Saturday. Making these changes will allow Panera’s operations team to better serve customers, by shifting weekly closing activities to a less busy day of the week. As a result, Panera Bread’s fiscal year will end on December 27, 2005 and consist of fifty-two and a half weeks rather than the fifty-three–week year that would have resulted without the calendar change. In fiscal 2006, Panera Bread will convert to a 4-4-5 fiscal calendar whereby each quarter will include 13 weeks.

Shaich noted, “We are gratified that, according to the 2004 Restaurant Satisfaction Study by J.D. Powers and Associates, based on responses from nearly 55,000 customers, Panera Bread ranked highest among quick service restaurants in the Midwest and Northeast regions, receiving the highest ratings in all four measures of customer satisfaction — environment, meal, service and cost — in the Northeast, and led the Midwest region in environment, meal and service.

“This comes on top of Sandelman & Associates’ Quick Track survey of 62,205 users that ranked Panera Bread #1 among 110 restaurant chains; and Restaurants & Institutions ‘Choice in Chains’ national consumer survey of more than 2,600 restaurant customers, in which Panera Bread received the top scores in the food quality, service, atmosphere, cleanliness and reputation categories.”

Shaich concluded, “We are extraordinarily excited that consumers appreciate what makes Panera special, as we believe their satisfaction is the most important leading indicator of our future success.”

The Company will discuss third quarter 2004 results in a conference call today at 4:00 P.M. Eastern Time. To access the call or view a copy of this release (when issued), which will be archived for one year, go to http://www.panerabread.com/about_investor.aspx.

Included in this press release are franchised and system-wide comparable bakery-cafe sales increases and system-wide annualized average unit volumes and average weekly sales. System-wide sales are a non-GAAP financial measure that includes sales at all Company and franchise bakery-cafes, as reported by franchisees. Management believes system-wide sales information, particularly annualized average unit volumes, is useful in assessing consumer acceptance of the Company’s brand as it measures the impact of both comparable bakery-cafes and new bakery-cafes and as franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. The Company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the Company’s website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipates”, and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. Forward looking information expresses management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; the ability by the Company and franchisees to operate additional bakery-cafes profitably; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly market changes, food and labor costs, and inflation; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 27, 2003.

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 12 weeks ended		For the 40 weeks ended
	October 2, 2004	October 4, 2003	October 2, 2004	October 4, 2003
Revenues:
Bakery-cafe sales	$86,465	$62,752	$262,878	$195,023
Franchise royalties and fees	10,297	8,735	32,534	26,568
Fresh dough sales to franchisees	17,010	14,426	53,581	45,444

Total revenue	113,772	85,913	348,993	267,035
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	24,215	17,336	74,016	54,883
Labor	25,865	19,165	80,931	59,672
Occupancy	6,167	4,188	18,461	13,303
Other operating expenses	13,048	8,737	39,474	27,365

Total bakery-cafe expenses	69,295	49,426	212,882	155,223
Fresh dough cost of sales to franchisees	15,412	12,694	48,808	40,701
Depreciation and amortization	6,630	4,708	20,262	14,329
General and administrative expenses	7,887	7,322	25,336	23,177
Pre-opening expenses	692	307	2,098	834

Total costs and expenses	99,916	74,457	309,386	234,264
Operating profit	13,856	11,456	39,607	32,771
Interest expense	4	7	20	36
Other expense (income), net	309	265	792	589
Minority interest	101	133	294	254

Income before income taxes and cumulative
effect of accounting change	13,442	11,051	38,501	31,892
Income taxes	4,906	4,034	14,053	11,640

Income before cumulative effect
of accounting change	$8,536	$7,017	$24,448	$20,252
Cumulative effect to December 28, 2002 of
accounting change, net of applicable
tax benefit	—	—	—	(239)

Net income	$8,536	$7,017	$24,448	$20,013

Per share data:
Basic earnings per common share:
Before cumulative effect of accounting change	$0.28	$0.23	$0.81	$0.68
Cumulative effect of accounting change	$—	$—	$—	$(0.01)

Net income	$0.28	$0.23	$0.81	$0.67

Diluted earnings per common share:
Before cumulative effect of accounting change	$0.28	$0.23	$0.80	$0.67
Cumulative effect of accounting change	$—	$—	$—	$(0.01)

Net income	$0.28	$0.23	$0.80	$0.66

Weighted average shares of common and common equivalent shares outstanding
Basic	30,226	29,895	30,118	29,666
Diluted	30,796	30,794	30,740	30,398

Certain reclassifications have been made to conform previously reported data to the current presentation.

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)

     The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 12 weeks ended		For the 40 weeks ended
	October 2, 2004	October 4, 2003	October 2, 2004	October 4, 2003
Revenues:
Bakery-cafe sales	76.0%	73.0%	75.3%	73.0%
Franchise royalties and fees	9.0	10.2	9.3	10.0
Fresh dough sales to franchisees	15.0	16.8	15.4	17.0

Total revenue	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	28.0%	27.6%	28.2%	28.1%
Labor	29.9	30.5	30.8	30.6
Occupancy	7.1	6.7	7.0	6.8
Other operating expenses	15.1	13.9	15.0	14.0

Total bakery-cafe expenses	80.1%	78.8%	81.0%	79.6%
Fresh dough cost of sales to franchisees (2)	90.6%	88.0%	91.1%	89.6%
Depreciation and amortization	5.8	5.5	5.8	5.4
General and administrative expenses	6.9	8.5	7.3	8.7
Pre-opening expenses	0.6	0.4	0.6	0.3

Total costs and expenses	87.8	86.7	88.7	87.7

Operating profit	12.2	13.3	11.3	12.3
Interest expense	0.0	0.0	0.0	0.0
Other expense (income), net	0.3	0.3	0.2	0.2
Minority interest	0.1	0.2	0.1	0.1

Income before income taxes and cumulative
effect of accounting change	11.8	12.9	11.0	11.9
Income taxes	4.3	4.7	4.0	4.4

Income before cumulative effect
of accounting change	7.5	8.2	7.0	7.6
Cumulative effect to December 28, 2002 of
accounting change, net of applicable
tax benefit	0.0	0.0	0.0	(0.1)

Net income	7.5%	8.2%	7.0%	7.5%

(1)	As a percentage of Company bakery-cafe sales.

(2)	As a percentage of fresh dough sales to franchisees.

PANERA BREAD COMPANY
SUPPLEMENTAL INFORMATION
(unaudited)

	% Change Comparable Bakery-Cafe Sales			System-Wide
For the Four Weeks Ended	Company	Franchise	System-Wide	AWS	AUV
August 7, 2004	2.0	1.4	1.5	$35,569	$1,855,170
September 4, 2004	3.4	1.9	2.4	$35,863	$1,855,555
October 2, 2004	1.3	0.4	0.7	$35,561	$1,853,761

AWS = Average Weekly Sales for 4 weeks ended
AUV = Annualized Average Unit Volume for 52 weeks ended